UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On June 13, 2014, Scientific Games Corporation (the “Company”) entered into a license agreement (the “License Agreement”) with International Game Technology (“IGT”), pursuant to which, on the terms and subject to the conditions set forth in the agreement, IGT granted to the Company and its subsidiaries a license to use certain “ticket-in-ticket-out” (“TITO”) cashless gaming technology patented by IGT and others.  Prior to its acquisition by the Company, Bally Technologies, Inc. (“Bally”) had also entered into a license agreement (the “Bally License Agreement”) with IGT pursuant to which IGT granted to Bally and its affiliates a license to use the same TITO cashless gaming technology.

As a result of the Company’s acquisition of Bally on November 21, 2014, the Company believes that it and its subsidiaries are entitled to utilize the licenses provided under the Bally License Agreement.  IGT has previously communicated to the Company that it disagrees with the Company’s position and that it believes that the Company is in breach of the License Agreement due to its use of license tags belonging to Bally instead of license tags issued pursuant to the License Agreement.

On December 19, 2014, the Company filed a complaint against IGT in the District Court of Clark County, Nevada seeking to enforce the terms of the Bally License Agreement. On April 21, 2015, the Company received notification from IGT purporting to terminate the License Agreement as a result of the Company’s alleged breach of the License Agreement.

The Company believes IGT’s claims are without merit and disputes that the License Agreement has been validly terminated.  The Company intends to enforce its rights under the License Agreement and the Bally License Agreement and will pursue such other remedies as it determines are appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ Kathryn S. Lever
Name: Kathryn S. Lever Title: General Counsel
Date: April 27, 2015